Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
LabOne, Inc.:

      We have audited the accompanying consolidated balance sheets of LabOne, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LabOne, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      We also have audited, in accordance with the standards of the PCAOB, the effectiveness of LabOne’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP

Kansas City, Missouri
March 11, 2005

LABONE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2004 and 2003
(in thousands, except share and per share data)

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$24,070	$4,651
Accounts receivable, net of allowance for doubtful accounts of $4,594 in 2004 and $6,123 in 2003	73,027	57,928
Inventories	7,473	5,472
Prepaid expenses and other current assets	6,506	5,202
Deferred income taxes	5,556	4,990

Total current assets	116,632	78,243
Property, plant and equipment, net	62,860	47,405
Goodwill	138,163	99,103
Intangible assets, net	20,860	11,345
Other long-term assets	4,707	1,526

Total assets	$343,222	$237,622

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,467	$13,617
Accrued payroll and benefits	17,131	11,769
Other accrued expenses	3,381	2,787
Current portion of long-term debt	1,925	2,014

Total current liabilities	42,904	30,187
Deferred income taxes	8,694	5,619
Long-term debt	111,549	56,094
Other	108	21

Total liabilities	163,255	91,921
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share. Authorized 40,000,000 shares; issued 18,027,729 shares	180	180
Additional paid-in capital	87,027	84,066
Retained earnings	102,974	76,250
Accumulated other comprehensive loss	(94)	(245)
Treasury stock of 796,260 shares in 2004 and 1,144,840 shares in 2003, at cost	(10,120)	(14,550)

Total stockholders’ equity	179,967	145,701

Total liabilities and stockholders’ equity	$343,222	$237,622

See accompanying notes to consolidated financial statements.

LABONE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2004, 2003 and 2002
(in thousands, except per share data)

	2004	2003	2002
Sales	$468,236	$346,020	$298,146
Cost of sales:
Cost of sales expense	313,607	232,602	201,840
Depreciation and amortization	6,736	4,473	3,991

Total cost of sales	320,343	237,075	205,831

Gross profit	147,893	108,945	92,315
Selling, general and administrative:
Selling, general and administrative expenses	92,394	66,832	58,409
Depreciation and amortization	10,372	6,564	5,475

Total selling, general and administrative	102,766	73,396	63,884

Operating earnings	45,127	35,549	28,431
Other income (expense):
Interest income	228	117	300
Interest expense	(5,144)	(3,017)	(4,486)
Other, net	224	56	20

Total other expense, net	(4,692)	(2,844)	(4,166)

Earnings before income taxes	40,435	32,705	24,265
Provision for income taxes	13,711	11,973	9,425

Net earnings	$26,724	$20,732	$14,840

Preferred stock dividends	$—	$(2,699)	$(2,932)

Net earnings available to common shareholders	$26,724	$18,033	$11,908

Earnings per common share:
Basic	$1.56	$1.44	$1.04
Diluted	$1.53	$1.23	$0.91
Weighted average common shares outstanding:
Basic	17,079	12,476	11,453
Diluted	17,478	16,893	16,237

See accompanying notes to consolidated financial statements.

LABONE, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years Ended December 31, 2004, 2003 and 2002
(in thousands, except share data)

	Preferred stock	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Comprehensive income	Total stockholders’ equity
Balance as of December 31, 2001	$35,933	$130	$53,924	$46,309	$(870)	$(33,836)		$101,590
Comprehensive income:
Net earnings	—	—	—	14,840	—	—	$14,840	14,840
Adjustment from foreign currency translation	—	—	—	—	3	—	3	3

Comprehensive income							$14,843

Preferred stock dividends payable in kind	2,932	—	—	(2,932)	—	—		—
Stock options exercised (661,491 shares)	—	—	(5,068)	—	—	13,149		8,081
Tax benefit from exercise of stock options	—	—	2,485	—	—	—		2,485
Warrants exercised (250,000 shares)	—	—	(2,477)	—	—	4,970		2,493
Directors’ stock compensation (872 shares)	—	—	2	—	—	17		19
Purchase of treasury stock (422,391 shares)	—	—	—	—	—	(9,452)		(9,452)

Balance as of December 31, 2002	38,865	130	48,866	58,217	(867)	(25,152)		120,059
Comprehensive income:
Net earnings	—	—	—	20,732	—	—	$20,732	20,732
Adjustment from foreign currency translation	—	—	—	—	622	—	622	622

Comprehensive income							$21,354

Preferred stock dividends payable in kind	2,699	—	—	(2,699)	—	—		—
Conversion of preferred stock (41,564 shares) to common stock (4,995,753 shares)	(41,564)	50	41,295	—	—	219		—
Stock options exercised (321,938 shares)	—	—	(168)	—	—	4,999		4,831
Tax benefit from exercise of stock options	—	—	992	—	—	—		992
Warrants exercised (350,000 shares)	—	—	(6,919)	—	—	6,923		4
Directors’ stock compensation (875 shares)	—	—	—	—	—	17		17
Purchase of treasury stock (79,670 shares)	—	—	—	—	—	(1,556)		(1,556)

Balance as of December 31, 2003	—	180	84,066	76,250	(245)	(14,550)		145,701
Comprehensive income:
Net earnings	—	—	—	26,724	—	—	$26,724	26,724
Adjustment from foreign currency translation	—	—	—	—	151	—	151	151

Comprehensive income							$26,875

Stock options exercised (346,922 shares)	—	—	503	—	—	4,409		4,912
Tax benefit from exercise of stock options	—	—	2,303	—	—	—		2,303
Stock-based compensation	—	—	126	—	—	—		126
Directors’ stock compensation (1,658 shares)	—	—	29	—	—	21		50

Balance as of December 31, 2004	$—	$180	$87,027	$102,974	$(94)	$(10,120)		$179,967

See accompanying notes to consolidated financial statements.

LABONE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002
(in thousands)

	2004	2003	2002
Cash flows from operating activities:
Net earnings	$26,724	$20,732	$14,840
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	18,249	11,892	9,812
Provision for loss on accounts receivable	9,171	6,250	5,638
Income tax benefit from exercise of stock options	2,303	992	2,485
Deferred income taxes	2,512	(96)	127
Stock-based compensation	126	—	—
Directors’ stock compensation	50	17	19
(Gain) loss on sale of property, plant and equipment	113	(8)	(29)
Change in assets and liabilities, net of effects of acquisitions:
Accounts and notes receivable	(21,004)	(14,371)	(10,064)
Inventories	(612)	(733)	(54)
Prepaid expenses and other current assets	(1,149)	(961)	101
Accounts payable	6,290	(2,187)	193
Accrued payroll and benefits	5,362	2,621	145
Other accrued expenses	373	(359)	(1,469)
Other	30	65	(585)

Net cash provided by operating activities	48,538	23,854	21,159
Cash flows from investing activities:
Capital expenditures	(24,489)	(9,719)	(8,031)
Acquisitions of businesses	(60,518)	(13,273)	(17,244)
Proceeds from sale of property, plant and equipment	50	59	57
Acquisition of patents and trademarks	(43)	(912)	—
Purchase of investment	—	—	(250)

Net cash used in investing activities	(85,000)	(23,845)	(25,468)
Cash flows from financing activities:
Net proceeds (payments) on line of credit	(46,253)	(5,000)	24,000
Net proceeds from issuance of convertible debentures	100,119	—	—
Payments on subordinated debt	—	—	(15,000)
Debt issue costs	(858)	(207)	(1,726)
Payments on other long-term debt	(2,006)	(2,020)	(1,923)
Proceeds from exercise of stock options	4,912	4,831	8,081
Purchase of treasury stock	—	(1,556)	(9,452)
Proceeds from exercise of stock warrants	—	4	2,493

Net cash provided by (used in) financing activities	55,914	(3,948)	6,473
Effect of foreign currency translation on cash	(33)	482	(6)

Net increase (decrease) in cash and cash equivalents	19,419	(3,457)	2,158
Cash and cash equivalents at beginning of year	4,651	8,108	5,950

Cash and cash equivalents at end of year	$24,070	$4,651	$8,108

LABONE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2004, 2003 and 2002
(in thousands)

	2004	2003	2002
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$9,726	$12,666	$7,038
Interest	4,130	2,116	4,553
Supplemental schedule of non-cash investing and financing activities:
Preferred stock dividends payable in kind	$—	$2,699	$2,932
Details of acquisitions:
Fair value of assets acquired	$61,343	$14,484	$19,344
Liabilities assumed	(825)	(1,211)	(1,612)
Liabilities issued	—	—	(488)

Cash paid for acquisitions	$60,518	$13,273	$17,244

See accompanying notes to consolidated financial statements.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(1) Summary of Significant Accounting Policies

Description of Business

      LabOne, Inc. (“LabOne” or the “Company”) is a diagnostic services provider. The services and information LabOne and its subsidiaries provide include: risk assessment information services for the insurance industry; diagnostic healthcare testing; and substance abuse testing services and related employee qualification products.

Principles of Consolidation

      The consolidated financial statements include the accounts of LabOne and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Consolidated Financial Statements

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company recognizes revenues for its services when those services are provided to the customer. Revenues related to clinical healthcare billings include adjustments for revenue disallowances estimated at the time the revenue is recorded. These revenue disallowances represent contractual adjustments which reflect the difference between gross charges billed and the amounts that third-party payers such as managed care organizations are contractually required to pay for laboratory services.

Concentration of Business Risk

      One risk assessment customer comprised 8%, 10% and 12% of total sales for 2004, 2003 and 2002, respectively. The Company has a contract with this customer for a ten-year period ending in 2010 that the customer may terminate prior to expiration if the Company encounters service level failures that materially impact the services provided.

Disclosures about Fair Value of Financial Instruments

      Fair value of cash and cash equivalents, receivables and payables approximates carrying value due to the short-term nature of these instruments.

Cash and Cash Equivalents

      Cash and cash equivalents consist of demand deposits in banks, marketable securities with maturities of three months or less, money market investments and overnight investments that are stated at cost, which approximates market value.

Accounts Receivable

      Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The estimate of the allowance for doubtful

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

accounts involves a standardized monthly review of the collectibility of receivables based on contractual obligations and the aging of accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Inventories

      Inventories consist of laboratory supplies, completed specimen collection kits for sale to clients and various materials used in the assembly of specimen collection kits. Inventory is valued at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

      Additions to property, plant and equipment are recorded at cost, which includes interest capitalized during construction. Facilities leased pursuant to revenue bond financing transactions are accounted for as purchases, with the cost of the leased property included in property, plant and equipment and the related obligation included in long-term debt.

      Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Building	30 years
Laboratory equipment	3–5 years
Data processing equipment and software	3–6 years
Office and transportation equipment	5–7 years
Leasehold improvements	Shorter of 5 years or life of lease

Software Developed for Internal Use

      Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. These capitalized costs are included in property, plant and equipment and are subject to amortization over their estimated useful lives, beginning when the software project is put in service. The Company periodically reviews the estimated remaining useful lives and carrying values of its capitalized software and makes adjustments if necessary.

Cost of Borrowings

      Costs directly related to the issuance of debt are deferred and amortized over the period the debt is expected to be outstanding using the interest method. Unamortized costs of $3,989,000 and $883,000 as of December 31, 2004 and 2003, respectively, are included in other long-term assets.

Goodwill and Other Intangible Assets

      Goodwill represents the excess of costs over fair value of net assets of businesses acquired. The Company applies the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. In addition, SFAS No. 142 requires that intangible assets with estimable useful lives be amortized

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

over their useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

      SFAS No. 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company is required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. The Company is required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. The fair value of the reporting units exceeded the carrying amount based on the Company’s analysis and the Company was not required to recognize an impairment loss in 2004, 2003 or 2002.

Impairment of Long-lived Assets

      In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Option Plans

      The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No 123, established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, as amended by SFAS No. 148, the Company has elected to continue to apply the intrinsic-value based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      The following table illustrates the effect on net earnings if the fair-value based method had been applied to all outstanding and unvested options in each period.

	2004	2003	2002
	(in thousands, except per share data)
Net earnings, as reported	$26,724	$20,732	$14,840
Deduct total stock-based employee compensation expense determined under fair-value based method for all stock options, net of tax	(1,612)	(1,485)	(1,211)

Pro forma net earnings	$25,112	$19,247	$13,629

Basic earnings per share:
As reported	$1.56	$1.44	$1.04
Pro forma	$1.47	$1.33	$0.93
Diluted earnings per share:
As reported	$1.53	$1.23	$0.91
Pro forma	$1.44	$1.14	$0.84

      The weighted average per share fair value of stock options granted during 2004, 2003 and 2002 was $12.80, $11.20 and $10.87, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.3%	1.4%	4.1%
Expected volatility factor	39.8%	53.9%	55.4%
Expected life (years)	5.8	4.4	5.5

Earnings Per Share

      Basic earnings per share is computed using net earnings available to common shareholders divided by the weighted average number of common shares outstanding. Diluted earnings per share includes the effects of outstanding stock options and common shares issuable upon conversion of convertible preferred stock and convertible senior debentures, if dilutive. In addition, the related preferred stock dividends are added back to income since they would not be paid if the preferred stock were converted to common stock. There was no dilutive effect of conversion of the debentures as the market price of LabOne common stock was below the conversion price, and the par value of the debentures would be settled in cash. Subject to adjustment under certain circumstances as described in the terms of the convertible debentures, the conversion obligation is generally based upon the product of the conversion rate then in effect (25.4463 as of December 31, 2004) and the closing price of LabOne common stock over the measurement period. Should the debentures become convertible under the terms of the conversion rights with a stock price of $51.09 (130% of the conversion price) over the measurement period, the conversion obligation would be approximately $1,300 (25.4463 x $51.09), and the settlement upon conversion would consist of $1,000 cash and 5.87 shares ($300/$51.09) of common stock, per $1,000 principal amount of debentures converted, assuming none of the adjustment provisions in the debenture applied to such calculation.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      The following table reconciles the weighted average common shares used in the basic earnings per share calculation and the weighted average common shares and common share equivalents used in the diluted earnings per share calculation:

	2004	2003	2002
	(in thousands)
Weighted average common shares for basic earnings per share	17,079	12,476	11,453
Dilutive effect of employee stock options	399	300	290
Dilutive effect of common shares issuable upon conversion of preferred stock	—	4,117	4,494

Weighted average common shares for dilutive earnings per share	17,478	16,893	16,237

Recently Issued and Adopted Accounting Standards

      In December 2004, the FASB issued SFAS 123R which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of income. The accounting provisions of SFAS 123R are effective for reporting periods beginning after June 15, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

      In September, 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board (the “EITF”) reached a conclusion on EITF Issue No. 04-8 “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.” Contingently convertible debt instruments (“Co-Cos”) are subject to the if-converted method under SFAS No. 128, “Earnings Per Share” (SFAS No. 128), regardless of whether a stock price-related conversion contingency included in the instrument has been met. Under prior interpretations of SFAS No. 128, issuers of Co-Cos exclude the potential common shares underlying the Co-Cos from the calculation of diluted earnings per share until the market price or other contingency is met. The effective date of EITF 04-8 is for periods ending after December 15, 2004. The Company accounts for the debentures in accordance with the EITF. As of December 31, 2004, there was no dilutive effect of conversion of the debentures as the market price of LabOne common stock was below the conversion price, and the par value of the debentures would be settled in cash.

Reclassifications

      Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year presentation.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(2) Acquisitions

2004 Acquisitions

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed for businesses acquired during 2004:

	Laboratory Operations of The Health Alliance	Northwest Toxicology	Paramedical Service Providers
	(in thousands)
Current assets	$1,614	$2,718	$778
Property, plant and equipment	2,932	812	222
Goodwill	29,490	7,506	1,562
Intangible assets:
Non compete and non solicitation agreements	1,200	300	76
Customer contract	3,500	—	—
Customer relationships	5,200	950	1,994
Other long-term assets	—	11	5

Total assets acquired	43,936	12,297	4,637
Current liabilities	—	22	762
Current portion of long-term debt	—	34	—

Total liabilities assumed	—	56	762

Net assets acquired	$43,936	$12,241	$3,875

Laboratory Operations of The Health Alliance

      On January 4, 2004, the Company acquired, for cash, substantially all of the assets associated with the core laboratory operations of The Health Alliance of Greater Cincinnati (the “Health Alliance”) for $43,936,000, including transaction and other costs of $1,586,000. The core laboratory operations acquired provide outreach laboratory testing services for physicians in the Greater Cincinnati area and reference laboratory for the six hospitals affiliated with the Health Alliance. In connection with the acquisition, the Company entered into a long-term service agreement for the Company to provide reference testing for the Health Alliance hospitals and management of their six immediate response laboratories.

      Goodwill of $29,490,000, including workforce in place, was assigned to the clinical—healthcare services segment and is expected to be deductible for tax purposes. The amortization periods for the intangible assets acquired are: non compete and non solicitation agreement—10.0 years; customer contract—5.0 years; and customer relationships—10.0 years.

Northwest Toxicology

      On March 1, 2004, the Company acquired, for cash, substantially all of the net assets of the drug testing division, Northwest Toxicology, from NWT Inc. for $12,241,000, which included transaction costs of $82,000 and the purchase of $2,662,000 in net working capital. The acquisition resulted in additional urine and oral fluid testing volumes directed to LabOne’s Lenexa, Kansas laboratory, and furthers the Company’s capabilities to include drugs of abuse testing in blood, expanded specimen validity testing, medical professional and other esoteric drug testing.

      Goodwill of $7,506,000, including workforce in place, was assigned to the clinical—substance abuse testing segment and is expected to be deductible for tax purposes. The amortization periods

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

for the intangible assets acquired are: non compete and non solicitation agreement—10.0 years and customer relationships—10.0 years.

Paramedical Service Providers

      During 2004, the Company acquired, for cash, five paramedical service provider companies in the United States and one paramedical service provider company in Canada. The acquired businesses provide paramedical examinations that are used to assist life insurance companies in objectively evaluating the mortality and morbidity risks posed by policy applicants.

      Goodwill of $1,562,000 was assigned to the risk assessment services segment and is expected to be deductible for tax purposes. The weighted average amortization periods for the non compete and non solicitation agreements and customer relationships are 10.0 years and 8.7 years, respectively.

2003 Acquisitions

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed for businesses acquired during 2003:

	ScanTech	Lab Acquisition	Paramedical Service Providers
	(in thousands)
Current assets	$1,411	$—	$5
Property, plant and equipment	498	280	112
Goodwill	—	800	1,828
Intangible assets:
Non compete and non solicitation agreements	100	—	160
Customer contracts	5,000	4,000	—
Customer relationships	143	—	68

Total assets acquired	7,152	5,080	2,173
Current liabilities	1,149	—	—
Long-term debt	62	—	—

Total liabilities assumed	1,211	—	—

Net assets acquired	$5,941	$5,080	$2,173

ScanTech

      On August 6, 2003, the Company acquired, for cash, ScanTech Solutions, L.L.C. (“ScanTech”) from Protective Life Corporation. ScanTech is a leading provider of medical record retrieval services to life insurance carriers in the United States. In connection with the acquisition, the Company entered into long-term agreements to provide certain Protective Life affiliates with teleunderwriting, paramedical examination, laboratory testing and medical record retrieval services.

      The amortization periods for the intangible assets acquired are: non compete and non solicitation agreement—5.0 years; customer contract—5.0 years; and customer relationships—5.0 years.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

Lab Acquisition

      On October 10, 2003, the Company acquired, for cash, the insurance testing laboratory of MetLife, Inc. In connection with the acquisition, the Company entered into a long-term agreement to provide laboratory testing services to MetLife, Inc. and its affiliated entities.

      Goodwill of $800,000 was assigned to the risk assessment services segment. The amortization period for the customer contract is 6.0 years.

Paramedical Service Providers

      During 2003, the Company acquired, for cash, three paramedical service companies in the United States. The acquired businesses provide paramedical examinations that are used to assist life insurance companies in objectively evaluating the mortality and morbidity risks posed by policy applicants.

      Goodwill of $1,828,000 was assigned to the risk assessment services segment. The weighted average amortization periods for the non compete and non solicitation agreements and customer relationships are 4.9 years and 5.0 years, respectively.

2002 Acquisitions

      The following table summarizes the estimated fair value of the assets acquired and liabilities assumed for businesses acquired during 2002:

	Central Plains Laboratories	Paramedical Service Providers
	(in thousands)
Current assets	$2,385	$5
Property, plant and equipment	787	147
Goodwill	9,371	4,830
Intangible assets:
Non compete and non solicitation agreements	600	119
Customer contract	1,000	—
Customer relationships	100	—

Total assets acquired	14,243	5,101
Current liabilities	1,217	12
Deferred income taxes	383	—

Total liabilities assumed	1,600	12

Net assets acquired	$12,643	$5,089

Consideration:
Cash	$12,643	$4,601
Notes payable	—	488

Total	$12,643	$5,089

Central Plains Laboratories

      On December 1, 2002, the Company acquired Central Plains Laboratories, L.L.C. (“CPL”) located in Hays, Kansas. HMC Services Corporation owned a 70% limited liability company interest and PCS Laboratory Services Group, Inc. (“PCS”) owned a 30% limited liability company interest in CPL, constituting all of the issued and outstanding ownership interests of CPL. Pursuant to the Stock and Limited Liability Company Interest Purchase Agreement, the Company purchased

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

all of the issued and outstanding shares of common stock of HMC Services Corporation from Hays Medical Center and purchased the remaining 30% limited liability company interest in CPL from PCS. The purchase price was $12,584,000 and transaction costs were $59,000. As a result of the transaction, CPL became a wholly owned subsidiary of the Company.

      Goodwill of $9,371,000 was assigned to the clinical—healthcare services segment. The weighted average amortization periods for the intangible assets acquired are: non compete and non solicitation agreement—6.7 years; customer contract—5.0 years; and customer relationships—10.0 years.

      The agreement also provides for the payment of contingent consideration during each of the following two years based on a percentage of earnings before interest, taxes, depreciation and amortization of CPL, as defined. The 2004 and 2003 contingent consideration was $255,000 and $127,000, respectively, and has been recorded as additional goodwill.

      CPL owns two laboratory facilities, a clinical laboratory facility and an anatomic pathology laboratory facility. Hays Medical Center has the right to repurchase the assets of the facilities (both individually or combined) if either (1) the Laboratory Services Agreement between CPL and Hays Medical Center is terminated due to certain events or (2) at any time after December 1, 2004. The purchase price for the assets is an amount equal to the net book value of the tangible assets of the facility on the day prior to the closing of the sale.

Paramedical Service Providers

      During 2002, the Company acquired ten paramedical service companies in the United States. The acquired businesses provide paramedical examinations that are used to assist life insurance companies in objectively evaluating the mortality and morbidity risks posed by policy applicants.

      Goodwill of $4,830,000 was assigned to the risk assessment services segment. The weighted average amortization periods for the non compete and non solicitation agreements are 4.6 years.

      All of the above acquisitions have been accounted for under the purchase method and, accordingly, the operating results of the acquired companies have been included in the consolidated statements of operations from the dates of acquisition. Certain of these acquisitions are subject to contingent payment agreements which will be recorded when earned. Supplemental pro forma information for these acquisitions is not included, as such business combinations are not material individually or in the aggregate.

(3) Property, Plant and Equipment

      Property, plant and equipment consist of the following:

	2004	2003
	(in thousands)
Land	$2,576	$2,576
Building	29,343	28,966
Laboratory equipment	22,528	24,699
Data processing equipment and software	56,808	42,510
Office and transportation equipment	16,629	14,199
Leasehold improvements	2,156	1,840
Construction in progress	12,122	1,839

	142,162	116,629
Less accumulated depreciation and amortization	79,302	69,224

	$62,860	$47,405

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(4) Goodwill and Other Intangible Assets

Goodwill

      The changes in the carrying amount of goodwill for 2004 and 2003 are as follows:

	Risk assessment services	Clinical– Healthcare services	Clinical– Substance abuse testing	Total
	(in thousands)
Balance as of December 31, 2002	$86,938	$9,371	$—	$96,309
Acquisitions	2,628	—	—	2,628
Purchase accounting adjustments	(67)	130	—	63
Foreign currency translation adjustments	103	—	—	103

Balance as of December 31, 2003	89,602	9,501	—	99,103
Acquisitions	1,562	29,490	7,506	38,558
Additional consideration paid	142	255	—	397
Foreign currency translation adjustments	105	—	—	105

Balance as of December 31, 2004	$91,411	$39,246	$7,506	$138,163

      The amount of goodwill acquired during 2004 and 2003 that is subject to deductible amortization for income tax purposes is $38,558,000 and $2,628,000, respectively.

Other Intangible Assets

      Other intangible assets consist of the following:

	December 31, 2004			December 31, 2003
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
		(in thousands)
Amortizing intangible assets:
Non compete and non solicitation agreements	7.7 years	$3,170	$690	$1,303	$402
Customer contracts	5.3 years	13,500	3,311	10,000	745
Customer relationships	9.8 years	8,052	689	310	23
Acquired patents and trademarks	8.1 years	955	127	912	10

		$25,677	$4,817	$12,525	$1,180

      Aggregate amortization expense for amortizable intangible assets for 2004, 2003 and 2002 was $3,936,000, $1,004,000 and $195,000, respectively. Estimated amortization expense for the next five years is: $3,975,000 in 2005, $3,950,000 in 2006, $3,906,000 in 2007, $3,129,000 in 2008 and $1,664,000 in 2009.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

(5) Long-term Debt

      Long-term debt consists of the following:

	2004	2003
	(in thousands)
3.5% convertible senior debentures	$103,500	$—
Taxable industrial revenue bonds, Series 1998A, principal payable annually in equal installments through September 1, 2009, interest payable monthly at a rate adjusted weekly based on short-term United States treasury obligations (3.3% as of December 31, 2004), secured by the Company’s Lenexa, Kansas laboratory facility and an irrevocable bank letter of credit	9,000	10,800
Line of credit, variable interest rate (4.2% as of December 31, 2004), principal due August 11, 2009	829	47,000
Other	187	359

Total long-term debt	113,516	58,159
Less:
Current portion	1,925	2,014
Unamortized discount	42	51

Long-term debt, net	$111,549	$56,094

      During 2004, the Company issued $103,500,000 of 3.50% convertible senior debentures due June 15, 2034. The debentures may be converted, under certain circumstances, into a combination of cash and common stock of the Company at an initial rate equivalent to a conversion price of $39.30 per share of common stock, subject to certain adjustments. Holders may convert the debentures if the common stock price exceeds 130% of the conversion price for 20 trading days in the 30 trading day period ending on the last trading day of the preceding fiscal quarter. Upon conversion, the Company will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and the conversion obligation, and common stock in respect of the remainder, if any, of the conversion obligation. The Company may not redeem the debentures prior to June 20, 2009. Holders of the debentures may require the Company to repurchase some or all of the debentures on June 15, 2011, 2014 and 2024 and upon certain specified corporate transactions. The fair value of the convertible senior debentures was $113.8 million compared to the carrying value of $103.5 million at December 31, 2004. Fair value has been determined based on the quoted market price.

      The Company maintains a $175 million credit agreement co-arranged by JPMorgan Chase Bank and Wachovia Securities along with other participating banks. The credit agreement is secured by substantially all assets excluding the Company’s Lenexa, Kansas laboratory facility. The line of credit bears interest at a variable rate and requires a commitment fee of 0.5% on the unused portion of the commitment. The interest rate and commitment fee are based on a leverage ratio for the Company, as defined in the agreement. The line of credit is due on August 11, 2009. Based on covenants, $74.8 million was available for borrowing as of December 31, 2004.

      Under the terms of the agreement, the Company must limit capital expenditures and maintain a certain level of consolidated net worth and certain other financial ratios. As of December 31, 2004, the Company was in compliance with all financial covenants related to the line of credit.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      Aggregate maturities of long-term debt as of December 31, 2004 are as follows:

	Convertible debentures	Bonds payable	Line of credit	Other	Total
	(in thousands)
2005	$—	$1,800	$—	$125	$1,925
2006	—	1,800	—	48	1,848
2007	—	1,800	—	14	1,814
2008	—	1,800	—	—	1,800
2009	—	1,800	829	—	2,629
Thereafter	103,500	—	—	—	103,500

	$103,500	$9,000	$829	$187	$113,516

(6) Stockholders’ Equity

Preferred Stock

      In 2001, the Company sold a total of $50,000,000 in preferred stock and subordinated debt to Welsh, Carson, Anderson & Stowe (“WCAS”) pursuant to a Securities Purchase Agreement. The Company issued $35,000,000 of convertible preferred stock and $15,000,000 of 11% subordinated debt to WCAS in exchange for $50,000,000 in cash. During 2002, the subordinated debt was refinanced from borrowings on the Company’s line of credit.

      The $35,000,000 of preferred stock consisted of two distinct series of stock in the original issuance: 14,000 shares of Series B-1 convertible preferred stock, par value of $1,000 per share, accruing paid-in-kind dividends at 8%; and 21,000 shares of Series B-2 preferred stock, par value $1,000, accruing paid-in-kind dividends at 18%. Upon shareholder approval, which occurred on January 31, 2002, the Series B-2 preferred stock was retroactively converted into Series B-1 convertible preferred stock with paid-in-kind dividends accruing at the Series B-1 rate of 8% beginning September 1, 2001.

      The 35,000 shares of Series B-1 convertible preferred stock, plus accreted paid-in-kind dividends, was convertible into LabOne common stock at any time at the holder’s option until August 31, 2008 at the rate of $8.32 per common share. During the third and fourth quarters of 2003, all outstanding shares of Series B-1 convertible preferred stock, plus accreted paid-in-kind dividends, were converted into 4,995,753 shares of LabOne common stock.

Stock Warrants

      In addition to the issuance of B-1 convertible preferred stock in 2001, the Company issued 350,000 warrants with a strike price of $0.01 to the holders of the B-1 preferred stock. The warrants were exercisable immediately. The market price at the date of the grant was $9.25, resulting in an intrinsic value of $9.24 per warrant. These warrants were exercised in 2003.

Rights Plan

      LabOne has a shareholder rights plan, which grants shareholders other than the acquiring person the right to purchase common stock at one-half of the market price if any person becomes the beneficial owner of 15% or more of the outstanding shares of common stock, subject to exceptions set forth in the plan.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

Stock Compensation

      The Company has long-term incentive plans, which provide for granting awards, including stock options, to officers, directors and employees for shares of LabOne common stock. The Company has granted certain stock options which entitle the grantee to purchase shares for a price equal to the fair market value at date of grant with option terms of up to ten years. The stock options generally vest ratably over five years subject to early vesting upon the occurrence of defined events. As of December 31, 2004, there were 1,808,297 additional shares available for grant under the plans.

      A summary of the Company’s stock option plans as of December 31, 2004, 2003 and 2002 and changes during the years then ended is presented below:

	2004		2003		2002
Fixed options	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of year	1,749,090	$18.03	1,910,509	$16.91	1,557,140	$12.54
Granted	517,280	31.30	184,992	24.36	1,052,197	20.13
Exercised	(346,922)	14.16	(321,938)	15.01	(661,491)	12.22
Forfeited	(139,041)	24.56	(24,473)	18.57	(37,337)	8.44

Outstanding at end of year	1,780,407	$22.13	1,749,090	$18.03	1,910,509	$16.91

Options exercisable at year-end	790,563	$16.92	912,404	$14.72	985,931	$13.51

      The following table summarizes information about stock options as of December 31, 2004:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$ 5.75–$ 7.70	172,886	5.6	$7.06	172,886	$7.06
$ 9.38–$ 9.38	5,000	4.6	9.38	5,000	9.38
$11.63–$12.22	42,600	3.1	11.97	42,600	11.97
$14.38–$17.81	484,966	5.6	16.47	300,734	16.84
$18.95–$24.15	488,321	7.4	23.80	230,989	23.59
$26.41–$29.61	155,354	9.0	28.55	38,354	28.33
$30.15–$31.65	431,280	9.5	31.47	—	—

	1,780,407	7.3	$22.13	790,563	$16.92

(7) Income Taxes

      The components of earnings before income taxes are as follows:

	2004	2003	2002
	(in thousands)
Domestic	$37,646	$30,054	$24,592
Foreign	2,789	2,651	(327)

Total	$40,435	$32,705	$24,265

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      The components of current and deferred income taxes are as follows:

	2004	2003	2002
	(in thousands)
Current:
Federal	$9,229	$10,604	$8,285
State	1,122	585	1,003
Foreign	848	880	10

Total current	11,199	12,069	9,298
Deferred:
Federal	4,112	(83)	113
State	(1,513)	(22)	(3)
Foreign	(87)	9	17

Total deferred	2,512	(96)	127

	$13,711	$11,973	$9,425

      Total income taxes differ from the amounts computed by applying the federal statutory income tax rate of 35% to earnings before income taxes for the following items:

	2004	2003	2002
	(in thousands)
Application of statutory income tax rate	$14,152	$11,447	$8,493
Goodwill amortization	(12)	(12)	(8)
Changes in valuation allowance	—	77	(173)
Foreign taxes, net	(195)	(39)	141
State income taxes, net	(254)	365	650
Other, net	20	135	322

	$13,711	$11,973	$9,425

      The tax effects of temporary differences that create significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2004	2003
	(in thousands)
Deferred current income tax assets (liabilities):
Accrued vacation	$1,113	$811
Accrued expenses not deducted for tax	630	1,186
Allowance for doubtful accounts	3,248	2,899
State income tax credits, net of federal tax	650	—
Other items	(85)	94

Total deferred current income tax assets	5,556	4,990
Deferred noncurrent tax assets (liabilities):
Depreciation and amortization, including capitalized software	(7,702)	(3,990)
Goodwill and other intangibles	(1,675)	(401)
Other items	(84)	(1,228)
State income tax credits, net of federal tax	1,321	1,874

	(8,140)	(3,745)
Valuation allowance—state income tax credits, net of federal tax	(554)	(1,874)

Total deferred noncurrent tax liabilities, net	(8,694)	(5,619)

Total deferred income tax, net	$(3,138)	$(629)

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      In conjunction with building its laboratory facility in Lenexa, Kansas, the Company applied and was certified for the Kansas High Performance Incentive Program (“HPIP”) tax credit. In order to utilize these HPIP credits against Kansas income tax, the Company must be recertified annually by the Kansas Department of Commerce (KDC). The credit may only be used to offset Kansas income tax generated by operation of the Lenexa, Kansas facility. The credit, if unused, may be carried forward for a period of ten years, provided the Company continues to meet the annual recertification requirements. In the fourth quarter of 2004, the KDC and the Company entered into an agreement stipulating that the Company could utilize the 1999 and 2002 HPIP credits as originally earned. This agreement allowed the Company to remove the valuation allowance against these credits during fourth quarter, 2004.

      On its Kansas income tax returns, the Company used the Kansas HPIP tax credit to offset Kansas income tax of $819,000 (estimated), $1,084,000 and $466,000 during 2004, 2003 and 2002, respectively. The Company’s available Kansas HPIP tax credit for 2004 and 2003, respectively, net of the current year’s estimated usage, was $3,033,000 and $2,883,000 with a valuation allowance of $852,000 and $2,883,000.

      In conjunction with the construction of its laboratory facility in Cincinnati, Ohio, the Company has entered into tax credit agreements with both the State of Ohio and the City of Cincinnati. The term of these tax credit agreements extends from 2006–2015 and grants the Company state and local income tax credits based on wages paid to new hires at the new laboratory facility. The Company also has entered into a ten-year property tax exemption agreement with the City of Cincinnati for certain real and personal property taxes generated by the new construction and equipment purchased for use in that facility. In January, 2005, the Company received approval for a $500,000 grant from the State of Ohio to be applied to purchases of new equipment at the facility.

      The Company has not recognized a deferred tax liability for temporary differences between the basis in its investment in its Canadian subsidiaries and the U.S. federal income tax basis thereof. Relying on the APB-23 exception, the Company deems these investments, and temporary differences thereon, as essentially permanent in duration. Should the Company repatriate the $5,800,000 of undistributed earnings of these subsidiaries, the US and Canadian tax liability that would be accrued, but not currently recognized in the financial statements, is approximately $435,000. The tax is composed of $289,000 Canadian withholding tax and $146,000 in state income taxes. The Company anticipates that the U.S. federal income tax of $3,400,000 would be fully offset by foreign tax credits. At this time, the Company does not plan to utilize the temporary dividends received deduction on repatriated foreign earnings that is part of the American Jobs Creation Act of 2004.

(8) Benefit Plans

      The Company maintains a money purchase pension plan for all employees who have completed six months of service and have attained age twenty and one-half years. The plan is a defined contribution plan under which the Company contributes a percentage of a participant’s annual compensation. The Company’s contributions, net of forfeitures, to the plan were $6,331,000, $4,265,000 and $4,252,000 for 2004, 2003 and 2002, respectively.

      The Company has a profit sharing (401(k)) plan for all employees who have completed six months of service and a minimum of five hundred hours of service and have attained the age of twenty and one-half years. The Company contributes on behalf of each participant an amount equal to 50% of the participant’s annual contributions, but not in excess of 5% of the participant’s annual compensation. The Company’s contributions are invested in LabOne common stock. The

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

Company’s contributions, net of forfeitures, to the plan were $2,573,000, $1,620,000 and $1,568,000 for 2004, 2003 and 2002, respectively.

(9) Business Segment Information

      The Company operates principally in two lines of business: risk assessment services, which is segregated into insurance laboratory, paramedical services and other insurance services, and clinical, which is segregated into healthcare services and substance abuse testing. Risk assessment services includes laboratory testing on policy applicants and specimen collection and paramedical examinations for life insurance companies. Risk assessment also includes other insurance services to the life insurance industry including teleunderwriting, telephone inspections, motor vehicle reports and medical record retrieval. Clinical includes laboratory testing services for the healthcare industry as an aid in the diagnosis and treatment of patients. The Company markets its clinical testing services to managed care companies, insurance companies, self-insured groups, hospitals and physicians. Clinical also includes substance abuse testing provided to employers to support their drug free workplace programs. The Company is certified by the Substance Abuse and Mental Health Services Administration to perform substance abuse testing for federally regulated employers and currently markets these services throughout the country to both regulated and nonregulated employers.

      Operating earnings (loss) of each segment is computed as sales less directly identifiable expenses. In computing operating earnings (loss) of the segments, none of the following items have been allocated: general corporate expenses such as administrative, management and information systems expenses; amortization of acquired identifiable intangible assets not associated with a specific segment; or total other expenses. General corporate assets are principally cash, fixed assets and goodwill not identified with a specific segment. The accounting policies of the segments are the same as those of the Company as set forth in Note 1.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      Following is a summary of segment information as of and for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002
	(in thousands)
Sales:
Risk assessment services:
Insurance laboratory	$86,859	$88,818	$93,892
Paramedical services	102,720	85,363	74,235
Other insurance services	71,493	56,554	41,869

Total risk assessment services	261,072	230,735	209,996
Clinical:
Healthcare services	166,732	88,455	60,906
Substance abuse testing	40,432	26,830	27,244

Total clinical	207,164	115,285	88,150

Total	$468,236	$346,020	$298,146

Operating earnings (loss):
Risk assessment services:
Insurance laboratory	$36,007	$38,993	$37,790
Paramedical services	11,478	8,437	5,678
Other insurance services	10,214	5,275	3,744
Risk assessment sales group	(6,672)	(5,368)	(6,228)

Total risk assessment services	51,027	47,337	40,984
Clinical:
Healthcare services	27,989	17,862	11,893
Substance abuse testing	7,355	4,558	3,575

Total clinical	35,344	22,420	15,468
General corporate expenses	(41,244)	(34,208)	(28,021)
Total other expense, net	(4,692)	(2,844)	(4,166)

Earnings before income taxes	40,435	32,705	24,265
Provision for income taxes	13,711	11,973	9,425

Net earnings	$26,724	$20,732	$14,840

Identifiable assets:
Risk assessment services	$154,241	$133,812	$119,914
Clinical:
Healthcare services	88,051	37,101	28,004
Substance abuse testing	23,857	10,731	10,504

Total clinical	111,908	47,832	38,508
General corporate assets	77,073	55,978	58,269

Total identifiable assets	$343,222	$237,622	$216,691

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

	2004	2003	2002
	(in thousands)
Capital expenditures:
Risk assessment services:
Insurance laboratory	$1,339	$1,128	$373
Paramedical services	854	287	209
Other insurance services	902	778	2,781
Risk assessment sales group	162	21	13

Total risk assessment services	3,257	2,214	3,376
Clinical:
Healthcare services	10,640	1,635	252
Substance abuse testing	1,668	290	584

Total clinical	12,308	1,925	836
General corporate	8,924	5,580	3,819

Total capital expenditures	$24,489	$9,719	$8,031

Depreciation and amortization:
Risk assessment services:
Insurance laboratory	$3,627	$2,140	$1,430
Paramedical services	1,161	811	604
Other insurance services	1,383	1,655	1,505
Risk assessment sales group	94	63	72

Total risk assessment services	6,265	4,669	3,611
Clinical:
Healthcare services	5,291	1,957	1,166
Substance abuse testing	1,048	924	1,052

Total clinical	6,339	2,881	2,218
General corporate	4,504	3,487	3,538

Total depreciation and amortization	$17,108	$11,037	$9,367

(10) Commitments and Contingencies

Litigation

      The Company is a party to various claims or lawsuits related to services performed in the ordinary course of the Company’s activities. The Company’s management and legal counsel anticipate potential claims resulting from such matters that would not be covered by insurance and have appropriately provided for these claims in the consolidated financial statements. The Company believes that the ultimate resolution of these matters will not materially affect the consolidated financial statements of the Company.

Leases

      The Company has several noncancelable operating leases, primarily for land and building, and other commitments that expire through 2012. Rental expense for these operating leases during 2004, 2003 and 2002 amounted to $5,875,000, $4,114,000 and $3,288,000, respectively.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      Future minimum lease payments and other commitments under these agreements as of December 31, 2004 are:

(in thousands)
2005	$4,299
2006	2,881
2007	1,985
2008	1,435
2009	1,186
2010 and thereafter	1,518

$13,304

      On August 10, 1999, the former LabOne, Inc. was merged into its parent corporation, Lab Holdings, Inc. (formerly Seafield Capital Corporation, formerly BMA Corporation) upon the approval of the shareholders of both companies. The combined company’s name was then changed to LabOne, Inc. Prior to the merger, Lab Holdings, Inc. was subject to contingent obligations under leases and other instruments incurred in connection with real estate activities and other operations of its predecessor, BMA Corporation. The management of LabOne has assessed the risk related to the probability of default by third parties regarding its continuing obligations under certain land leases with two Hawaiian trusts relating to approximately 2.3 acres of land upon which the Hyatt Regency Waikiki Hotel is built and a land lease for a parking garage in Reno, Nevada.

      The Hawaii obligations arise out of certain land leases and subleases that were entered into by Business Men’s Assurance Company of America (“BMAA”), a subsidiary of BMA Corporation, and Bankers Life of Nebraska (now known as Ameritas Life) as tenants in common (jointly and severally liable—collectively the “Original Obligors”) in connection with the development of the Hyatt Regency Waikiki Hotel. In the years following the initial leases, the improvements (hotel and convention center) were sold and re-sold to third parties. In connection with these sales, the land was subleased to the purchasing party. While the sublessee assumed all obligations, the Original Obligors and the subsequent obligors were not released by the land owners. During 1990, in connection with the sale of BMAA, Lab Holdings, Inc. gave an indemnity to the purchaser, Generali-Assicurazioni Generali S.p.A., against liabilities that may arise from the subject leases. Also during 1990, Lab Holdings, Inc. transferred its right title and interest to the subject leases to Scout Development Corporation (“Scout”), a subsidiary of Syntroleum Corporation. Scout assumed all of the liability and indemnified Lab Holdings, Inc. In the event that the Hyatt Regency Waikiki Hotel should fail to pay its rent and real estate taxes on the subject land, this default could trigger liability for LabOne, Scout and Ameritas Life. This liability is not recorded in the Company’s balance sheets since the contingent liability is considered remote.

      The current rent payments for the subject leases are $0.8 million per year plus real estate taxes of approximately $1.6 million for the most recent year available. The lease amount is fixed until the year 2006 at which time the lease calls for a negotiated increase. The formula for the increase is the product of the fair market value of the land times the market rate of return for similar land. The market rate of return to be used in the calculation has a floor of seven percent and the resulting base rent cannot decrease from the prior period. Based on current market values, the Company projects that in 2007, the annual lease obligations for the subject parcels would be approximately $5.8 million. There are subsequent renegotiations in 2017, 2027 and 2037 subject to the same formula. This lease expires in 2047. The Company believes the leasehold improvements are significantly more valuable than the lease obligations. In the event of default by the property owner, the risk of this lease would be shared with Scout and Ameritas Life.

LABONE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002

      The Company, through its predecessor Lab Holdings, Inc., is a lessee of a land lease for a parking garage in Reno, Nevada. The lease was assigned to Scout in August 1990. Lab Holdings, Inc. was not released from the land lease by the landowner. The property was sold in 2000. Minimum annual lease payments for the land lease are $0.3 million, adjusted for the Consumer Price Index, plus real estate taxes and insurance. The land lease expires in August 2023. Should the property owner default on its obligations under the land lease, Scout would have rights to claim the parking garage and sell the asset. Should Scout default on its obligations, LabOne would be obligated for the land lease payments. Management of the Company believes that the sale of the asset and the assignment of the land lease would cover the contingent liability exposure for this lease, and as such, no liability is recorded on the Company’s balance sheet.

(11) Quarterly Financial Data (Unaudited)

      A summary of unaudited quarterly results of operations for 2004 and 2003 is as follows:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2004:
Sales	$112,825	$117,483	$117,839	$120,090
Gross profit	35,207	36,876	37,001	38,809
Earnings before income taxes	9,474	10,075	10,286	10,601
Net earnings	5,880	6,287	6,615	7,943
Basic earnings per share	$0.35	$0.37	$0.39	$0.46
Diluted earnings per share	$0.34	$0.36	$0.38	$0.45
2003:
Sales	$81,928	$83,963	$88,115	$92,014
Gross profit	25,838	26,876	27,952	28,279
Earnings before income taxes	7,278	7,931	8,540	8,956
Net earnings	4,551	5,045	5,387	5,749
Basic earnings per share	$0.32	$0.36	$0.39	$0.37
Diluted earnings per share	$0.27	$0.30	$0.32	$0.33